Exhibit 99.1

Shumate Industries Announces Fourth Quarter and Fiscal Year 2006 Financial Results

•	Fourth Quarter 2006 Consolidated Revenues of approximately $2.1 million, up 33% from the comparable quarter in 2005
•	Fiscal Year 2006 Consolidated Revenues of approximately $7.7 million, up 55% from last fiscal year
•	Balance Sheet total debt reduced by approximately $4.7 million during 2006
•	Shareholders Equity improves by approximately $6.4 million during 2006.

CONROE, TX, March 26, 2007 -- Shumate Industries, Inc. (OTCBB: SHMT), a technology-oriented energy field services company, today announced final financial results for the fourth quarter and fiscal year ended 2006.

Key milestones achieved in 2006 include the following:

Shumate Machine Works achieved increased revenues, gross margin improvements, and increased EBITDA* (defined as net income plus interest, taxes, depreciation and amortization) as compared to the fiscal year ended 2005.

Hemiwedge Valve Corporation achieved key operational milestones, including securing corporate partners, research and development milestones, new intellectual property enhancements, infrastructure build, supply chain scale up, inventory build, initial product launch and key employee acquisitions.

Shumate Machine Works (SMW)

SMW revenues increased 49% to approximately $7.4 million, and gross margins increased by a significant amount to approximately 22% from the comparable period in 2005, reflecting strong pricing, higher margin product mix and volume gains. EBITDA for SMW was approximately $923,000 (not including a $2 million gain from debt forgiveness) for the fiscal year 2006 compared to an EBITDA loss of $954,192 during fiscal year 2005. Based on current customer indications and backlog, the Company does not see any softness in demand during fiscal 2007.

Hemiwedge Valve Corporation (HVC)

HVC revenues were approximately $316,000 for the fiscal year 2006, which represented $292,000 of R&D revenues from the Hemiwedge® Downhole Isolation Valve (DIV) Development Agreement announced in July 2006. Additionally, the Company booked a deferred revenue item of $400,000 on its Balance Sheet during the fourth quarter of 2006 in connection with cash received from a Phase II milestone payment during December 2006, which is currently anticipated to be realized as revenues during the first quarter 2007.

The launch of the Hemiwedge® Cartridge valve product targeting energy flow control applications occurred in late December 2006, and the Company anticipates its first full quarter of sales of this product in the first quarter 2007. HVC’s EBITDA loss of approximately $1.9 million for fiscal year 2006, as compared to an EBITDA loss of $123,000 in the comparable period in 2005 with HVC’s operations commencing in the fourth quarter 2005, represented higher costs associated with infrastructure build, employee acquisition and overheads, as well as significant R&D expenses incurred in developing new applications and product forms of the Hemiwedge® technology.

In addition to the commercialization of the surface-level Hemiwedge® Cartridge valve, important milestones were met during 2006 with our Hemiwedge® DIV, which moved from Phase I, engineering and development, to Phase II, manufacture of prototypes. The Company currently believes it will finish Phase II by May 2007 and finish the Phase III testing by late summer 2007.

The Consolidated Net Loss for the 2006 fiscal year of approximately $1.32 million, or $(.09) EPS on a fully diluted basis, included a non-cash gain of approximately $2 million from debt settlement reported in the first quarter 2006, and non-cash charges of approximately $322,000 from FASB 123(R) stock options expenses during the fiscal year 2006.

Larry Shumate, the Company’s Chairman and CEO stated, “We have achieved several major milestones during our 2006 growth plans. Part of our 2007 strategic plan includes further monetizing our Hemiwedge® technology through licensing agreements and long term distribution contracts with our corporate partners. Our Hemiwedge® Cartridge valve got a late start in the fourth quarter 2006 due to constraints related to its supply chain. In management’s opinion, the current market is tight on supply, and product delays are common. In order to decrease product delays, at our request our primary foundry vendor in Asia has built a dedicated 40,000 square foot manufacturing facility, which we believe will enhance deliveries of our Hemiwedge® Cartridge valve components. Additionally, we have brought online additional internal manufacturing processes for faster through-put of our intellectual property related parts and components made in-house. We anticipate a big year for our cartridge valve product line including more orders and distribution agreements in the near future. Also, in terms of new energy technologies, the Company is currently reviewing some exciting candidates that could have a positive impact on our 2007 growth plans. Finally, we also wish to thank our dedicated employees for their focused efforts during 2006.”

Matthew Flemming, Shumate's CFO commented, "We are pleased with the significant improvement of the Company’s Balance Sheet in year over year comparison as well as the positioning of HVC’s technology platform for 2007. The Company currently anticipates first quarter 2007 revenues for HVC to be approximately $675,000, representing revenues from the Hemiwedge® DIV development agreement and Hemiwedge® Cartridge valve sales. For the fiscal year 2007, the Company currently is issuing guidance in the range of $2 million to $4 million in revenues for its first full year of Hemiwedge® Cartridge valve sales as well as over approximately $1 million from anticipated down-hole valve development revenues and licensing deals. The Company currently anticipates its Hemiwedge® DIV to be commercialized by January 2008."

Earnings Conference Call Information

The conference call will take place today at 4:15 p.m. Eastern, Monday, March 26, 2007. Anyone interested in participating should call (800) 811-0667 if calling within the United States or (913) 981-4901 if calling internationally. Once connected please enter pass code 5705624, approximately 5 to 10 minutes prior to 4:15 p.m. There will be a playback available until April 2, 2007. To listen to the playback, please call (888) 203-1112 if calling within the United States or (719) 457-0820 if calling internationally. Please use pass code 5705624 for the replay.

The call is also being webcast and may be accessed at Shumate’s website at www.shumateinc.com. The webcast replay will be available through June 26, 2007.

Additional information will also be set forth in the Company’s annual report on Form 10-KSB for the year ended December 31, 2006, which will be filed with the SEC by April 2, 2007.

 SHUMATE INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
 December 31, 2006 and 2005

	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,547,326	$214,218
Accounts receivable, net of allowance for doubtful accounts of $40,000 and $60,000	554,134	959,916
Inventory	893,650	237,173
Prepaid expense and other current assets	198,753	87,920
Total current assets	3,193,863	1,499,227
Fixed assets, net of accumulated depreciation of $1,922,242 and $1,455,868	2,303,372	1,853,013
Patents, net of accumulated amortization of $29,038 and $0	307,331	283,017
Deposits	104,140	30,340
Total assets	$5,908,706	$3,665,597
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$652,980	$463,141
Accrued expenses	435,234	408,796
Deferred revenue	400,000	-
Current portion of notes payable - other	75,370	48,504
Current portion of capital lease obligation	31,924	-
Current portion of term note payable - Stillwater National Bank	480,565	235,891
Line of credit - Stillwater National Bank	778,916	837,615
Total current liabilities	2,854,989	1,993,947
Long term liabilities:
Notes payable - other	-	51,496
Long term portion of capital lease obligation	51,838	-
Term note payable - Stillwater National Bank	2,883,392	5,397,162
Convertible note payable - Stillwater National Bank	-	2,500,000
Total long term liabilities	2,935,230	7,948,658
Total liabilities	5,790,219	9,942,605
Commitments and contingencies	-	-
Stockholders' equity (deficit):
Preferred stock, $.001 par value, 10,000,000 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.001 par value, 50,000,000 shares authorized,
19,322,277 and 12,116,394 shares issued and outstanding	19,322	12,116
Additional paid-in-capital	20,015,762	12,278,742
Deferred compensation	(39,600)	-
Accumulated deficit	(19,876,997)	(18,567,866)
Total stockholders' equity (deficit)	118,487	(6,277,008)
Total liabilities and stockholders' equity (deficit)	$5,908,706	$3,665,597

SHUMATE INDUSTRIES, INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
 For the Years Ended December 31, 2006 and 2005

	2006	2005
REVENUES	$7,719,882	$4,964,544

COST OF REVENUES:
Cost of revenues	5,665,243	4,620,368
Depreciation expense	368,127	299,290

Total cost of revenues	6,033,370	4,919,658

GROSS PROFIT	1,686,512	44,886

OPERATING EXPENSES:
Selling, general and administrative expense	3,427,349	2,473,868
Depreciation expense	82,360	27,260
Bad debt expense (recovery)	(20,000)	58,088
Research and development	750,639	503,263

Total operating expenses	4,240,348	3,062,479

LOSS FROM OPERATIONS	(2,553,836)	(3,017,593)

OTHER INCOME (EXPENSE):
Debt forgiveness income	2,000,000	4,427,157
Interest expense	(755,295)	(1,168,375)
Restructuring cost	-	(100,000)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,309,131)	141,189

DISCONTINUED OPERATIONS:
Debt forgiveness income	-	1,837,295

NET INCOME (LOSS)	$(1,309,131)	$1,978,484

Basic net income (loss) per share	$(0.09)	$0.33
Diluted net income (loss) per share	(0.09)	0.31

Basic net income (loss) per share resulting from continuing operations	$(0.09)	$0.02
Diluted net income (loss) per share resulting from continuing operations	(0.09)	0.02

Basic net income per share resulting from discontinued operations	$-	$0.31
Diluted net income per share resulting from discontinued operations	-	0.28

Weighted average shares outstanding - basic	15,367,674	5,956,531
Weighted average shares outstanding - diluted	15,367,674	6,456,531

SHUMATE INDUSTRIES, INC.
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the Years Ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,309,131)	$1,978,484
Adjustments to reconcile net income (loss) to net
cash used in operating activities:
Debt forgiveness income - continuing operations	(2,000,000)	(4,427,157)
Debt forgiveness income - discontinued operations	-	(1,837,295)
Depreciation expense	450,487	326,550
Bad debt expense (recovery)	(20,000)	58,088
Non-cash issuances of stock as compensation	59,900	474,999
Non-cash issuance of stock options and warrants	337,075	-
Changes in:
Accounts receivable	425,782	(350,938)
Inventory	(611,550)	(103,569)
Other assets	(107,111)	(54,936)
Accounts payable	189,839	(813,341)
Accrued expenses	299,077	(199,729)
Deferred revenue	400,000	-
Pre-petition liabilities of bankrupt subsidiary	-	1,837,295

Net cash used in operating activities	(1,885,632)	(3,111,549)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(916,735)	(393,680)
Proceeds from sale of fixed assets	75,000	-
Purchase of patents	(53,352)	(183,017)

Net cash used in investing activities	(895,087)	(576,697)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change of bank credit line	(58,699)	-
Proceeds from bank term loan	-	3,276,905
Payments on notes payable	(887,486)	(52,263)
Proceeds from sales of common stock, net of offering cost	5,060,012	500,000

Net cash provided by financing activities	4,113,827	3,724,642

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,333,108	36,396
CASH AND CASH EQUIVALENTS, beginning of period	214,218	177,822

CASH AND CASH EQUIVALENTS, end of period	$1,547,326	$214,218

Supplemental disclosures:
Cash paid for income taxes	$-	$-
Cash paid for interest	500,302	139,769

Non-cash investing and financing transactions:
Stock issued for accounts payable and debt	$-	$2,758,574
Purchase of patents with note payable	-	100,000
Related party debt forgiveness income	2,247,639	-

The results of operations set forth below for the years ended December 31, 2006 and 2005 are those of the continuing operations of Shumate Industries, which include Shumate Machine Works and Hemiwedge Valve Corporation on a consolidated basis.

The following table sets forth, for the periods indicated, certain selected financial data expressed as a percentage of net sales from continuing operations:

	Year Ended	Year Ended
	December 31,	December 31,
	2006	2005
Net sales	100.0%	100.0%
Cost of sales	78.2	99.1

Gross income (loss)	21.8	0.9

Selling, general and administrative	44.4	49.8
Depreciation	1.1	0.6
Bad debt expense (recovery)	(.3)	1.2
Research and development	9.7	10.1

Operating income (loss)	(33.1)%	(60.8)%

Comparison of the Years ended December 31, 2006 and 2005

Net sales.  Net sales increased by $2,755,338, or an increase of 55.5%, to $7,719,882 for the year ended December 31, 2006, from $4,964,544 for the year ended December 31, 2005.

On a segmental reporting basis, Shumate Machine Works sales increased by $2,439,258, or an increase of 49%, to $7,403,802 for the year ended December 31, 2006, compared to $4,964,544 for the year ended December 31, 2005. Continued increases in commodity prices, particularly in the energy sector, and activity levels in the energy field services industry resulted in increased demand for the products we manufacture. As a result of this increased demand, pricing and volumes have increased for Shumate products and components. Our customers and market trends such as current rig count and commodities futures prices indicate that this activity level in the energy field services industry will remain in fiscal year 2007.

Hemiwedge Valve Corporation recorded initial revenues of $316,080. These revenues reflect amounts earned for achieving certain milestones under the development agreement with At Balance Americas LLC as well as initial Hemiwedge® Cartridge valve sales from late December 2006. Hemiwedge Valve Corporation also recorded deferred revenue on its balance sheet at year end 2006 from a $400,000 milestone payment which will be recognized as additional revenues in fiscal year 2007 under the development agreement if further milestones are met.

Cost of Sales. Consolidated cost of sales increased by $1,113,712 or 22.6%, to $6,033,370, for the year ended December 31, 2006, from $4,919,658 for the year ended December 31, 2005. As a percentage of net sales, cost of sales decreased to 78.2% of net sales for the year ended December 31, 2006 versus 99.1% of sales for the year ended December 31, 2005. Cost of sales for Shumate Machine Works increased by $824,933, while initial cost of sales for Hemiwedge Valve Corporation totaled $219,942. Cost of sales includes various allocated overhead items such as facility lease, utilities, and indirect labor costs with related payroll tax and employee benefits expense. The decrease in cost of sales as a percentage of net sales resulted primarily from better control of our direct labor costs and better pricing of our products. As a result, we generated a gross profit of $1,686,512, with a gross profit margin of 21.8%, for fiscal 2006. We are focused on increasing revenues and seeking to improve gross margins by generating more sales with higher pricing for Shumate products and components. We believe that continued improvement in the energy markets resulting from higher commodity prices will continue to lead to better pricing, volumes and gross margins.

Selling, general, and administrative. Selling, general and administrative expenses increased by $953,481 to $3,427,349 for the year ended December 31, 2006, from $2,473,868 for the year ended December 31, 2005. As a percentage of net sales, selling, general and administrative expenses were 44.4% for the year ended December 31, 2006, as compared to 49.8% for the comparable period in 2005. Our selling, general, and administrative expenses have increased primarily due to wage expense and consulting fees relating to the commencement of operations and start up expenses in recently formed Hemiwedge Valve Corporation. Other increases were related to administrative payroll, advertising, travel, and property tax expenses. In addition, we incurred approximately $396,975 in non-cash stock and option awards associated with FASB 123R in the fiscal year ended December 31, 2006.

Depreciation. Depreciation expense increased by $123,937 to $450,487 for the year ended December 31, 2006 from $326,550 for the year ended December 31, 2005, primarily due to new equipment purchases and leasehold improvements to our Hemiwedge Valve Corporation facility.

Bad debt expense. During the year ended December 31, 2006, we reduced our allowance for bad debts by $20,000, to $40,000. During for the year ended December 31, 2005, we charged off accounts receivable in the amount of $58,088 to bad debt expense. We did not charge off any accounts receivable in the fiscal year ended December 31, 2006.

Research and development. Research and development expense increased by $247,376 to $750,639 for the year ended December 31, 2006 from $503,263 for the year ended December 31, 2005. We anticipate that we will continue to incur research and development expenses as we continue the development of the Hemiwedge® valve technology and implement additional product forms and applications of the valve technology. We expect that these expenses will include consulting fees, engineering fees, design fees and costs, development fees and costs, patent and other intellectual property filing costs, legal fees, prototyping costs, costs of new materials, and other research and development costs.

Operating loss. We incurred an operating loss of $2,553,836 for the year ended December 31, 2006, a decrease of $463,757 as compared to an operating loss of $3,017,593 for the year ended December 31, 2005.

On a segmental reporting basis, Shumate Machine Works recorded $554,207 in operating income for the year ended December 31, 2006. This operating income results from increased revenues in Shumate Machine Works.

Hemiwedge Valve Corporation recorded an operating loss of $1,980,095 for the year ended December 31, 2006. This operating loss was primarily due to the start-up nature of the Hemiwedge operations, including significant expenses in research and development.

In addition, we incurred general corporate overhead expenses of $1,127,948 for the year ended December 31, 2006.

Operating income in Shumate Machine was offset by an increase in start-up and research and development expenditures in Hemiwedge Valve Corporation as well as our corporate overhead expenses. While we continued to narrow our operating loss in fiscal 2006, we have not reduced our fixed costs or our research and development costs significantly enough to bring them below the revenues we generated in the period. In the event that we successfully launch our Hemiwedge® products, we anticipate that revenues from the sales of our Hemiwedge® products will improve our results of operations.

Debt forgiveness income. We recognized $2,000,000 in debt forgiveness income during the year ended December 31, 2006 as a result of the amendment of our loan agreement with Stillwater National Bank. In 2005, we recorded $4,427,157 in debt forgiveness income from continuing operations as a result of debt forgiveness by Stillwater National Bank and other third party lenders during the restructuring in October 2005.

Interest expense. Interest expense decreased by $413,080 to $755,295 for the year ended December 31, 2006, from $1,168,375 for the year ended December 31, 2005. Our interest expense decrease resulted primarily from the significant reduction of our outstanding debt and debt servicing requirements due to the restructuring of our company in October 2005.

Provision for income taxes. We generated a net loss of $1,309,131 for the year ended December 31, 2006 compared to net income of $1,978,484 for the year ended December 31, 2005. While we generated net income in 2004 and 2005, we have made no provision for income taxes due to our tax loss carry-forward from previous years.

*Note: This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis; its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs. The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities, or other cash flow data calculated in accordance with generally accepted accounting principles.

Shumate Industries, Inc.
Supplemental Data - Schedule 1
UNAUDITED CALCULATION OF
CONSOLIDATED EBITDA

Fiscal Year Ended 2006

Income before Income Taxes	$(1,309,131)
Plus Interest Expense	755,295
Plus Depreciation and Amortization	450,487
EBITDA	$(103,349)

About Shumate Industries, Inc.

Shumate Industries, Inc. is a Texas-based, energy field services company that incorporates new technologies to bring products to market leveraging its existing infrastructure, expertise and customer channels. The Company operates through two wholly owned subsidiaries, 1.) Shumate Machine Works, a contract machining and manufacturing division and 2.) Hemiwedge Valve Corporation, a division formed to launch a proprietary new technology in a valve product line targeting flow control, sub-sea, down-hole and tar sands applications. For additional information on the Company and its products please visit www.shumateinc.com.

Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, customer concentration risk, difficulties in refinancing its debt, difficulties in consolidating the operations of the Company's operating subsidiaries, difficulties in accelerating internal sales growth, volatility of the energy business and its effects on the Company's business, difficulties in new technology acceptance within the energy industry, restrictive covenants in our existing credit facilities, fluctuations in metals prices, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies and other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission. All information provided in this release and in the attachments is as of March 26, 2007 and the Company undertakes no duty to update this information.

Contact:
Shumate Industries, Inc., Conroe, Texas
Matthew Flemming, CFO, 936-539-9533

Or

Investor Relations Contact:
Alliance Advisors, LLC
Mark McPartland, 910-221-1827

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